Exhibit 10.1

CARMAX, INC.
NOTICE OF RESTRICTED STOCK GRANT

[Date]

Dear ____________________________:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of [Insert Grant Date] (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you shares of the common stock of CarMax, Inc. (the “Restricted Stock”) as set forth herein.

The shares of Restricted Stock are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this Notice of Restricted Stock Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Shares of Restricted Stock: __________________________

A.	Vesting of Restricted Stock

Except as otherwise provided in this Notice of Grant, the shares of Restricted Stock will vest and become nonforfeitable on [Insert Vesting Date] (the “Vesting Date”) provided you continue to be employed by the Company or one of its Subsidiaries from the Grant Date until the Vesting Date.

B.	Additional Vesting and Forfeiture Provisions

1.
Termination Without Cause or for Good Reason. If (a) the Company terminates your employment with the Company and its Subsidiaries for any reason other than Cause (as defined in Section B.3), or (b) you have an effective severance or employment agreement with the Company or one of its Subsidiaries and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then:

(i) if your employment terminates on or after the Grant Date but prior to the first anniversary of the Grant Date, all of your shares of Restricted Stock will be immediately forfeited, effective as of the date of your termination;

(ii) if your employment terminates on or after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date, one-third of your shares of Restricted Stock will become immediately vested and nonforfeitable and your remaining shares of Restricted Stock will be immediately forfeited, effective as of the date of your termination; and

(iii) if your employment terminates on or after the second anniversary of the Grant Date but prior to the Vesting Date, then two-thirds of your shares of Restricted Stock will become immediately vested and nonforfeitable and your remaining shares of Restricted Stock will be immediately forfeited, effective as of the date of your termination.

2.
Death or Disability. If your employment by the Company or one of its Subsidiaries terminates because you die or become Disabled, all of your shares of Restricted Stock will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

3.
Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your shares of Restricted Stock will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall mean the following: (a) if you have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of "Cause," then “Cause” shall have the meaning set forth in your employment or severance agreement; or (b) if you do not have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of "Cause," then “Cause” shall mean that the Company or one of its Subsidiaries has any reason to believe any of the following: (i) you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty; (ii) you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto); (iii) you have used, possessed or distributed any illegal drug; (iv) you have committed any misconduct that may subject the Company or one of its Subsidiaries to criminal or civil liability; (v) you have breached your duty of loyalty to the Company or one of its Subsidiaries, including, without limitation, the misappropriation of any of the Company’s or its Subsidiaries’ corporate opportunities; (vi) you have committed a serious violation or violations of any Company policy or procedure; (vii) you refuse to follow the lawful instructions of any Company management; (viii) you have committed any material misrepresentation in the employment application process; (ix) you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company or one of its Subsidiaries; or (x) you have continually failed to perform substantially your duties with the Company or one of its Subsidiaries.

4.
Change in Full-Time Employment Status.  In the event that your employment with the Company or one of its Subsidiaries changes from full-time to part-time for any reason, your shares of Restricted Stock will be immediately forfeited, effective as of the date of the change.

5.
Forfeiture. If your employment terminates prior to the Vesting Date for any reason other than those described above, your shares of Restricted Stock shall be completely forfeited on the date of such termination, and you shall have no right or interest in any share of Restricted Stock that is forfeited or in any related dividend after the date of such termination. Employees on authorized leave (as determined under the Company’s or its Subsidiary's authorized leave policy) will not be considered as having terminated employment merely by reason of the leave; provided, however, in the event you are on leave on the Vesting Date, your shares of Restricted Stock shall not vest until you return to full-time employment.

C.	Restrictions on Transferability of Restricted Stock

Prior to the Vesting Date, the shares of Restricted Stock that are not yet vested are not transferable by you by means of sale, assignment, exchange, pledge or otherwise. The shares of Restricted Stock shall be registered on the Company’s books in your name as of the Grant Date. In the event stock certificates are issued, custody of such stock certificates shall be retained by the Company so long as the shares of Restricted Stock are not vested. As soon as practicable after the shares of Restricted Stock vest, the Company will deliver (via certificate or such other method as the Committee determines) such shares to you. Upon receipt of such stock certificate or applicable notice in book-entry form or otherwise, you will be free to hold or dispose of the shares represented by such certificate or other evidence of ownership subject to (1) the general conditions and procedures provided in the Plan and this Notice of Grant and (2) the applicable restrictions and procedures of federal and state securities laws. Notwithstanding anything to the contrary, the Company shall have the right to refuse to issue or transfer any shares of Restricted Stock under this Notice of Grant if the Company acting in its absolute discretion determines that the issuance or transfer of such shares may violate any applicable law or regulation.

This Notice of Grant grants the Company a power of attorney, coupled with an interest, to administer the shares of Restricted Stock in accordance with the terms herein. If requested by the Company, you shall deliver to the Company a separate stock power, endorsed in blank, with respect to the shares of Restricted Stock. By accepting this grant of Restricted Stock, you agree that the Company may use such power of attorney to cancel any shares of Restricted Stock that do not become vested.

D.	Shareholder Rights

During the period when the shares of Restricted Stock are forfeitable, you shall, subject to the restrictions of the Plan and this Notice of Grant, have all rights of a shareholder with respect to the shares of Restricted Stock awarded hereunder, including the right to vote such shares and to receive all dividends, if any, and other distributions paid thereon; provided, however, any dividends declared, or other distributions paid or distributed, on the shares of Restricted Stock shall be treated as subject to the restrictions in this Notice of Grant and shall be forfeited or become nonforfeitable and delivered at the same time as the underlying shares of Restricted Stock with respect to which the dividend or other distribution was declared.

E.	Tax Withholding

On the Vesting Date or, if earlier, the date your employment terminates as described in Section B.1 or B.2 above, you will have taxable income equal to the market value of the shares on that date. You will be required to reimburse the Company for the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the vesting of the shares of Restricted Stock (“Tax Withholdings”). You must satisfy this obligation by remitting a cash payment to the Company or by making other arrangements satisfactory to the Company and permitted by the Plan. In order to reimburse the Company for any Tax Withholdings, the Company shall have the right to retain and withhold from any award of Restricted Stock, the number of shares of Restricted Stock, having a market value not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld. The Company shall also have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Company to you, including from your wages or commissions, an amount equal to any Tax Withholdings.

F.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of shares of Restricted Stock covered by this Notice of Grant will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

G.     Legal Fees

The grant of shares of Resticted Stock does not obligate the Company or any of its Subsidiaries to continue your employment.  If there is any litigation involving Restricted Stock, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator or court, the

Company shall bear all expenses related to the arbitration or litigation, including all legal fees incurred by you.  The Committee shall have the authority to interpret and administer this Notice of Grant.

By accepting this grant online, this Notice of Grant, together with the Plan, will become an agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,
[Name, Title]